Exhibit 10.27

Amendment One to
Employment Agreement

THIS AMENDMENT  (the “Amendment”) is entered into as of May 21, 2020 (the “Effective Date”), and amends that certain Employment Agreement (the “Agreement”) dated August 9, 2017,  between Identity Theft Guard Solutions, Inc. d/b/a ID Experts (“ID Experts”), and Thomas F. Kelly (“Kelly”).

WHEREAS the Board of ID Experts has on February 19, 2020, authorized the reimbursement of certain liabilities on behalf of Thomas F. Kelly, as CEO, should they arise.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein the parties agree to amend and supplement the Agreement as follows:

1.          Terms.  Capitalized terms used in this Amendment not otherwise defined herein shall have the definitions specified in the Agreement.  The terms of this Amendment shall govern and control in case of conflict with the Agreement.  Subject to the alterations and amendments contained in this Amendment, the parties ratify and confirm the Agreement in all other respects.

2.          Amendment.  The Agreement is hereby amended to add the following Section 2(f):

(f) Should any tax liabilities be incurred as a result of the expense reimbursements referenced in Section 2(d) above, the Executive shall be entitled to receive reimbursement of said tax liabilities and any other expensed incurred in association with said tax liabilities.

IN WITNESS WHEREOF, the parties have signed this Amendment as of the date first noted above.

Identity Theft Guard Solutions, Inc.

by:	/s/ Sanjay Uppal
Sanjay Uppal, CFO

/s/ Thomas F. Kelly
Thomas F. Kelly